AMENDED SHAREHOLDER SERVICES PLAN FOR PITCAIRN FUNDS

         WHEREAS, Pitcairn Funds (the "Trust") engages in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, shares of beneficial interest of the Trust are currently divided into nine separate series (each a "Fund" and collectively the "Funds"), listed in the attached Appendix A;

         WHEREAS, on behalf of the Funds, the Trust desires to arrange for the provision of certain services to shareholders of the Funds under the terms and conditions described herein;

         NOW, THEREFORE, the Trust hereby adopts this Shareholder Services Plan (the "Plan"), on behalf of the Funds, subject to the following terms and conditions:

         1. Each Fund is authorized to pay to any person who enters into a shareholder services agreement with the Fund (an "Authorized Service Provider"), which may include Pitcairn Trust Company or its affiliates, as compensation for service activities (as defined in Paragraph 5 hereof) rendered by the Authorized Service Provider to shareholders of a Fund, a shareholder service fee in an amount or at a rate not to exceed 0.25% on an annual basis of the average daily net asset value of shares of the Fund as to which the Authorized Service Provider provides the services (the "Fee"). Such Fee shall be calculated daily and paid monthly or at such other intervals as the Board shall determine. An Authorized Service Provider is authorized to pay its affiliates or independent third party service providers for performing service activities consistent with this Plan.

         2. The Plan shall not take effect with respect to shares of a Fund until the Plan, together with any related agreements, has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust (as defined in the 1940
Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related to it (the "Plan Trustees"), cast in person at a meeting or meeting (or meetings"in-person meeting") called for the purpose of voting on the Plan and such related agreements, except that a meeting at which a related agreement between a Fund and a non-affiliated service provider is approved need not be an in-person meeting. For the purposes of the Plan, a non-affiliated service provider is a service provider that is not affiliated with the relevant Fund, the Funds' adviser or the Funds' distributor.

         3. The Plan shall continue in full force and effect as to a Fund for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in Paragraph 2.

         4. Any person authorized to direct the disposition of monies paid or payable by the Funds pursuant to the Plan or a related agreement shall provide to the Trustees of the Trust and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made. Service Providers shall provide to the Trustees of the Trust and the Trustee shall review such reports and information as the Board may require, which may be specified in the related agreement.

         5. For purposes of the Plan, "service activities" shall include any personal services or account maintenance services, which may include but are not limited to activities in connection with the provision of personal, continuing services to investors in each Fund; receiving, aggregating and processing purchase and redemption orders; providing and maintaining retirement plan records; communicating periodically with shareholders and answering questions and handling correspondence from shareholders about their accounts; acting as the sole shareholder of record and nominee for shareholders; maintaining account records and providing beneficial owners with account statements; processing dividend payments; issuing shareholder reports and transaction confirmations; providing subaccounting services for Fund shares held beneficially; forwarding shareholder communications to beneficial owners; receiving, tabulating and transmitting proxies executed by beneficial owners; performing daily investment ("sweep") functions for shareholders; providing investment advisory services; and general account administration activities. Overhead and other expenses of an Authorized Service Provider related to its "service activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

         6. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreements related to the Plan shall provide:

            (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by vote of a majority of the outstanding shares of a Fund, on or not more than 60 days' written notice to any other party to the agreement; and

            (b) That such agreement shall terminate automatically in the event of its assignment.

         7. The amount of the Fee payable to an Authorized Service Provider under Paragraph 1 hereof is not related directly to expenses incurred by that Authorized Service Provider, its affiliates, or independent third party service providers on behalf of a Fund in servicing shareholders of the Fund. The Fee set forth in Paragraph 1 hereof will be paid by a Fund, in accordance with the applicable service agreement, until the Plan is terminated or not renewed with respect to that Fund. If the Plan is terminated or not renewed with respect to a

Fund, any expenses incurred by an Authorized Service Provider, its affiliates or independent third party service providers, on behalf of the Fund in excess of the payments of the Fee specified in Paragraph 1 hereof which the Authorized Service Provider has received or accrued through the termination date are the sole responsibility and liability of the Authorized Service Provider, and are not obligations of the Fund.

         8. This Plan may be terminated as to any Fund at any time, without payment of any penalty, by vote of a majority of the Plan Trustees or by a vote of a majority of the outstanding voting securities of the affected Fund.

         9. While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the 1940 Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

         10. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to Paragraph 4 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

         11. The Plan may be amended at any time with respect to a Fund provided that no amendment to increase materially the amount of the Fee provided for in Paragraph 1 and no material amendment to the Plan shall be made unless such amendment is approved in the manner provided for approval in Paragraph 2 hereof.

                                   APPENDIX A


                         Pitcairn Diversified Value Fund
                        Pitcairn Diversified Growth Fund
                           Pitcairn Select Value Fund
                           Pitcairn Select Growth Fund
                             Pitcairn Small Cap Fund
                        Pitcairn Family Heritage(R) Fund
                       Pitcairn International Equity Fund
                     Pitcairn Government/Corporate Bond Fund
                          Pitcairn Tax-Exempt Bond Fund